47724/85205 116690 v5        7
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                   STANDBY STOCK PURCHASE AGREEMENT


     STANDBY STOCK PURCHASE AGREEMENT, dated as of November 1__, 1996, by and among the purchasers listed on Schedule 1 attached hereto and hereby made a part hereof (hereinafter individually a

"Purchaser" and collectively the "Purchasers"), Marvin M. Speiser

("Speiser") and Health-Chem Corporation, a Delaware corporation

("Health-Chem").

     WHEREAS, Health-Chem has the right to acquire from Speiser (i)

215,028 shares of common stock, par value $.01 per share Common Stock

("Common Stock"), pursuant to an Option Agreement dated August 30, 1991 and (ii) 102,378 shares of Common Stock pursuant to an Option Agreement dated July 15, 1994 such shares collectively hereinafter referred to as the "Option Shares"); and

     WHEREAS, Health-Chem is prohibited from directly exercising its options to acquire the Option Shares by covenants contained in certain debt instruments to which Health-Chem is bound and by the terms of said

Option Agreements; and

     WHEREAS, the Option Shares, together with approximately 1,000,000 additional shares of Common Stock had been included in a Subscription

Rights Offering made by Health-Chem to its stockholders of record as of

August 2, 1996 (the "Subscription Offering") which expired on September

16, 1996; and

     WHEREAS, the Purchasers have offered to purchase that number of shares of common stock (the "Shares") equal to the total number of

Option Shares, at the same price per share as the subscription exercise price in the Subscription Offering provided that such sale of Option

Shares is registered under the Securities Act of 1933, as amended (the

"Securities Act"); and

     WHEREAS, Health-Chem believes that the sale of the Shares to the

Purchasers would be entirely consistent with and would advance the corporate purposes for which the Subscription Offering was undertaken,

namely, to increase the float of Common Stock without increasing the number of shares of Common Stock outstanding, while at the same time providing to Health-

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Chem substantially the equivalent benefit of the exercise of its options to acquire the Option Shares; and

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   Registration of Shares.  The Shares of Common Stock shall be registered pursuant to a registration statement (the "Registration

Statement") on Form S-3 filed with the Securities and Exchange

Commission (the "SEC") under the Securities Act.  Health-Chem, Speiser and the Purchasers shall use their best efforts to cooperate in order that the Registration Statement be declared effective as soon as practicable following the filing thereof.

     2.   Purchase of the Shares.  On the first business day following the effectiveness of the Registration Statement, or such later date,

not later than December 15, 1996, as the parties may agree to in writing (the "Closing Date"),  provided that all other conditions to closing have been satisfied or waived and that no "stop-order" has been issued by the SEC in respect of the Registration Statement, each

Purchaser shall purchase the number of Shares set forth opposite its name on Schedule 1 at $1.10 per share (the "Purchase Price") for an aggregate purchase price of $349,146.60.  The Purchasers' obligation hereunder is joint and several, and in the event a Purchaser fails to purchase the number of shares set forth on Schedule 1 the other

Purchasers shall be obligated to purchase such shares and perform all other obligations of the defaulting Purchaser.  At the Closing, each

Purchaser  shall receive one or more certificates for the Shares purchased by it duly executed and registered in its name as set forth on Schedule 1. All such Shares shall be duly authorized and issued,

validly paid and non-assessable Shares of Common Stock of Health-Chem.

     3.   Exercise of Option. On the Closing Date, Health-Chem shall exercise its repurchase rights under the Option Agreements and repurchase the Option Shares from Speiser at a per share price equal to the weighted average exercise price for all of the Option Shares (the

"Average Option Price") under the Option Agreements.  The aggregate exercise price for the

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Option Shares shall be paid to Speiser from the proceeds of the sale of the Shares to the Buyer.  The difference, if any, between the aggregate

Purchase Price and the aggregate exercise price for the Option Shares shall be applied by Health-Chem to defray a portion of the costs associated with the Registration Statement.

     4.   Payment at Closing. All payments at closing of the Purchase

Price and the aggregate exercise price shall be made to Health-Chem by wire transfer or in other immediately available funds against delivery of

certificates representing such shares of Common Stock.  All shares of

Common Stock provided by Speiser shall be free and clear of any claims,

liens or encumbrances (other than as may be hereby created in favor of the Purchasers).

     5.   Closing. The closing of the sale of the Shares shall be held at 10:00 a.m. New York Time on the Closing Date at the offices of

Health-Chem, 1212 Avenue of the Americas, New York, New York, or at

such other time or place as the parties may hereafter designate in writing.

     6.   Payment of Registration Expenses.  At the Closing, each

Purchaser shall also deliver to Health-Chem its check payable to the order of Health-Chem to the order of Health-Chem in an amount equal to its proportionate share (based on the number of Shares purchased by such Purchaser to the total number of Shares) of one-half

(1/2) of the total expenses of the Offering, as set forth in Part II of the Registration Statement.  If the Purchasers terminate this Agreement pursuant to the provisions of Section 9(a)(i), each Purchaser shall,

within five (5) business days of such termination deliver to Health-

Chem its check payable to the order of

Health-Chem in  an amount equal to its proportionate share (based on the number of Shares set forth opposite its name on Schedule 1) of the lesser of (i) ten thousand dollars ($10,000.00) or (ii) one-half (1/2)

of the total expenses of the Offering, as set forth in Part II of the

Registration Statement. If Health-Chem or Speiser terminate this Agreement, or if the Purchasers terminate this Agreement for breach of a representation or warranty set forth in Section 7 or 8 hereunder, or pursuant to Section 9 (a)(ii) hereunder, the Purchasers shall not be required to reimburse Health-

Chem for any expenses of the Offering.

     7.   Representations and Warranties of Health-Chem.  Health-Chem

represents and

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warrants to the Purchasers that:

          (a)  Health-Chem is a corporation duly organized, validly

existing and in good standing under the laws of the state of Delaware,

with all necessary corporate power and authority, and all required licenses, permits, certifications, registrations, approvals, consents and franchises to own or lease and operate its properties and to conduct its business and to execute, deliver and perform this

Agreement.  Health-Chem is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business of Health-Chem.

          (b)  This Agreement has been duly authorized, executed and delivered by Health-Chem and constitutes its valid and binding obligations, enforceable against Health-Chem.

          (c)  The Shares have been duly authorized and when sold to the Purchasers in accordance with the terms of this Agreement shall be validly issued, fully paid and non-assessable shares of Common

Stock.  Upon the consummation of the transactions contemplated hereby,

the Shares shall be freely tradable by each Purchaser without further registration under the Securities Act of 1933.

          (d)  At the time of the sale to the Purchasers, neither the

Registration Statement nor any information incorporated therein by reference shall contain any untrue statement of material fact, or omit any information necessary to make the statements therein not misleading.

     8.   Representation and Warranties of Speiser.

          Speiser represents and warrants to the Purchasers that:

          (a)  This Agreement has been duly authorized, executed and delivered by Speiser and constitutes his valid and binding obligations,

enforceable against Speiser.

          (b)  The Option Shares are owned by Speiser, free and clear of all liens, encumbrances, and claims other than those arising under the Option Agreements, all of which shall be satisfied, released, and terminated on the Closing Date.

     9.   Right of Termination.

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          a.   Each of Speiser, Health-Chem and the Purchasers

(collectively) shall have the right to terminate this Agreement upon notice to the other parties at any time prior to the Closing Date if any of the following have occurred (whether or not considered "adverse"

to Health-Chem or to the value of the Shares):

               i.   Since the respective dates as of which information

is given in the Registration Statement, any material change or any development involving a prospective material change in or affecting the condition, financial or otherwise, of Health-Chem, or the earnings,

business affairs, management or business prospects of Health-Chem whether or not arising in the ordinary course of business, or

               ii.  trading in any securities of Health-Chem shall have

been suspended or halted by the AMEX or the SEC.

               b. The Purchaser shall also have the right to terminate this Agreement upon notice to the other parties at anytime prior to the Closing Date in the event of a breach of a representation or warranty hereunder by Health-Chem or Speiser.

          c.  If any party elects to prevent this Agreement from

becoming effective or to terminate this Agreement as provided in this

Section 9, such party shall notify the other parties thereof promptly by telephone, telex, telegraph or facsimile, confirmed by letter.

     10.  Binding Effect.  Except as otherwise provided herein, the

Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators,

successors, legal representatives and assigns.

     11.  Entire Agreement; Modification.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and neither this Agreement nor any provisions hereof shall be waived, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver,

change, discharge or termination is sought.

     12.  Notices.  All notices, requests, demands and other

communications which are required or may be given under this Agreement shall be in writing and shall be deemed to be duly given to be delivered if delivered personally or by a nationally recognized courier service or on the third business day following deposit with the U.S.

Postal Service as certified or registered mail (return receipt requested), postage prepaid, and shall be addressed:

     If to Speiser:                     If to Health-Chem:

     Marvin M. Speiser                  Health-Chem Corporation
     c/o Health-Chem Corporation        1212 Avenue of the Americas
     1212 Avenue of the Americas             New York, NY 10036
     New York, NY  10036           Attention:  Bruce M. Schloss, Esq.
                                         Vice President and Secretary
     with a copy to:                    with a copy to:
     Thomas P. Desmond, Esq.            Paul Bork, Esq.
     Vedder, Price, Kaufman             Hinckley, Allen & Snyder
       & Kammholz                       One Financial Center
     222 North LaSalle Street                Boston, MA 02111-2625
     Chicago, IL  60601-10037

     If to any Purchaser:
     c/o Ladenburg, Thalmann & Co. Inc.
     590 Madison Avenue
     New York, NY 10022
     Attention: Jay Petschek, Managing Director

     with a copy to:
     Richard Gilden, Esq.
     Fulbright & Jaworski, LLP
     666 Fifth Avenue
     New York, NY  10103

or to such other address as the parties shall have specified by notice in writing to the others.

     13.  Expenses; Further Assurances.  Except as may otherwise be specifically provided herein, each party shall bear its own expenses associated with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  At the request

of any   party, a party will promptly execute and deliver, or cause to be executed and delivered, all such documents or instruments as may reasonably be necessary or desirable to carry out or implement any provision of this Agreement.

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     14.  Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York, excluding its conflict of laws rules.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



                                   HEALTH-CHEM CORPORATION


________________________           By:________________________
Marvin M. Speiser, individually       Bruce M.Schloss , its Vice President

                                   THE PURCHASERS:

                                  CORSAIR CAPITAL PARTNERS L.P.
                                   a Delaware Limited Partnership


                                  By: _______________________
                                   Jay Petschek, its General Partner


                                  CORSAIR CAPITAL PARTNERS II L.P.
                                   a Delaware Limited Partnership

                                  By:   CORSAIR MANAGING PARTNERS,
                                     its General Partner, a New York
                                     General Partnership

                                             By:CORSAIR MANAGEMENT
                                         COMPANY, INC.,
                                  _______________________ its
                                         General Partner, a New York
                                         Corporation

                                        By:________________
                                           Jay Petschek, its
President_____________________________

                                  LEVITICUS PARTNERS, L.P.
                                   a Delaware Limited Partnership

                                  By: AMH EQUITIES LTD its
                                    General Partner, a New York
                                    Corporation

                                   By:_______________________
                                     Adam M. Hutt, its President


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                              SCHEDULE 1


ALLOCATED
                                                      PERCENTAGE
                                                    OF REGISTRATION
BUYER                                   SHARES              COSTS


CORSAIR CAPITAL PARTNERS, L.P.          160,000 shares    50%
Jay Petschek, General Partner
c/o Ladenberg, Thalmann & Co., Inc.
590 Madison Avenue
New York, NY 10022

CORSAIR CAPITAL PARTNERS, II, L.P        40,000 shares    13%
CORSAIR MANAGING PARTNERSHIP, General Partner
c/o Ladenberg, Thalmann & Co., Inc.
590 Madison Avenue
New York, NY 10022

LEVITICUS PARTNERS, L.P.                117,406 shares    37%
AMH EQUITIES LTD, General Partner
c/o Ladenberg, Thalmann & Co., Inc.
590 Madison Avenue
New York, NY 10022